EXHIBIT 99.1

Plug Power Announces Fourth Quarter and Year End 2010 Financial Results

LATHAM, N.Y., March 31, 2011 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the fourth quarter and year end 2010. Additional information on the Company's performance during 2010 and its liquidity can be found in the Form 10-K filed with the SEC today.

Plug Power realized significant accomplishments during 2010, specifically increasing traction and momentum for its GenDrive® product family in the material handling market. During the year ending December 31, 2010, Plug Power received new orders for 543 of its GenDrive fuel cell units and manufactured and shipped 650 units. During the fourth quarter, 419 of those GenDrive orders were received and 289 units were shipped to customers across North America.

Aggressive, cross-functional, activity from Plug Power's sales, manufacturing, service, and finance groups resulted in a successful year close, meeting its important updated milestone of shipping at least 650 units. Plug Power added first time customers like CVS, Coca-Cola, BMW, UNFI and Wegmans to its long list of GenDrive users.

"Plug Power had a quarter, and year, unlike any other," said Andy Marsh, CEO of Plug Power. "The market for fuel cell power solutions in material handling is opening up; we are witnessing a paradigm shift in how business is done in large distribution and manufacturing operations. Plug Power is honored to be leading the way into this revolutionary time for this industry. In 2011, we'll work aggressively to close more deals, ship more units and continue to commercialize hydrogen fuel cell solutions in order to grow this industry for our shareholders and employees."

Plug Power worked with its customers during 2010 to promote the message of commercial viability of hydrogen fuel cells, today. Results provided by customers using GenDrive in their daily operations as their only power source for electric lift truck vehicles were positive. As cited in customer case studies published on Plug Power's Web site:

  "With the GenDrive fuel cells, we are saving time and money. For the 98 units of equipment, we estimate that about 1,200 hours, or approximately $24,000, is saved per fiscal quarter." – Scott Kliever, Vice President of Finance and Plant CFO, Sysco Houston
  "With the GenDrive fuel cells, the equipment has consistent power. Hydrogen fuel cells do not have the heating cycle like there is with lead-acid batteries, which often caused the machines to break down over time. Due to this, we were able to negotiate much better equipment and maintenance contracts. We have saved over $250,000 on equipment and expect to save another $250,000 through the overall term of the service and maintenance contract." – Dave Allar, Maintenance Manager, Wegmans RSC Pottsville
  "Our analysis of productivity gains of our 160 associates over a six-week period indicates that lead-acid batteries would cost an average of $1,900 - $3,000 in lost time per week. On the other hand, we estimate that GenDrive hydrogen fuel cells only result in an average of about $176 per week in lost time. Based on these estimates, we project a savings of $146,000 annually in manpower." – Mike Garstak, Operations Manager, UNFI Sarasota

In lieu of a conference call, Plug Power will be discussing fourth quarter 2010 and first quarter 2011 activity and results during its annual shareholders meeting which will be held on Thursday, May 12, 2011. The shareholder meeting will be held at the Plug Power headquarters at 968 Albany Shaker Road, Latham, NY 12110.

More information on the annual meeting will be published as the meeting approaches. Please visit Plug Power's Web site at www.plugpower.com for latest updates.

Financial Results

Net loss for the fourth quarter of 2010 and year ended December 31, 2010 was $8.6 million and $47.0 million, respectively. On a per share basis the loss for the quarter and the year was $0.07 and $0.36 respectively on a basic and diluted basis. This compares with a net loss of $12.1 million, or $0.09 per share, for the fourth quarter of 2009 and net loss of $40.7 million, or $0.32 per share for the full year 2009.

Total revenue for the fourth quarter and year ended December 31, 2010 was $6.2 million and $19.5 million, respectively. This compares to total revenue of $3.9 million and $12.3 million for the same periods of 2009. Product and service revenue for the fourth quarter and year ended December 31, 2010 was $5.5 million and $15.7 million, respectively. This compares to $1.2 million and $4.8 million for the same periods of 2009. Research and development contract revenue for the quarter and year ended December 31, 2010 was $0.7 million and $3.6 million, respectively. This compares to $2.7 million and $7.5 million for the same periods of 2009.

Effective April 1, 2010, the Company adopted ASU No. 2009-13 on Topic 605, Revenue Recognition– Multiple Deliverable Revenue Arrangements retroactive to January 1, 2010. As a result of implementing ASU No. 2009-13, the Company recognized approximately $4.2 million and $10.5 million of revenue in the fourth quarter and year ended December 31, 2010, respectively, that would have been recorded as deferred revenue under the previous guidance for multiple-element revenue arrangements.

Total cost of revenue for the fourth quarter of 2010 was $9.0 million, comprised of $7.9 million for product and service cost of revenue and $1.1 million for R&D contract cost of revenue. For the full year 2010, total cost of revenue was $29.5 million, comprised of $23.1 million for product and service cost of revenue and $6.4 million for R&D contract cost of revenue. Prior year comparable numbers for the fourth quarter were $8.4 million for total cost of revenue, comprised of $3.7 million for product and service cost of revenue and $4.7 for R&D contract cost of revenue. Prior full year comparable numbers were $19.7 million for total cost of revenue, comprised of $7.3 million for product and service cost of revenue and $12.4 for R&D contract cost of revenue.

R&D expenses for the fourth quarter and year ended December 31, 2010 were $0.9 million and $12.9 million, respectively. This compares to the fourth quarter and year ended December 31, 2009 of $3.5 million and $16.3 million, respectively. The general decline in R&D expense is primarily related to our corporate restructuring plan.

Selling, general and administrative (SG&A) expenses for the fourth quarter and year ended December 31, 2010 were $7.7 million and $25.6 million, respectively. These figures include charges of $3.7 million and $10.2 million for the fourth quarter and year ended December 31, 2010 for restructuring charges and related write-offs of assets in Plug Power Canada. This compares in SG&A expenses to the fourth quarter and year ended December 31, 2009 of $3.8 million and $15.4 million, respectively. Additionally, $0.6 million was expensed for amortization of intangible assets during the fourth quarter of 2010 compared to $0.6 million for the fourth quarter of 2009. For the full year, $2.3 million was expensed for amortization of intangible assets compared to $2.1 million in 2009.

Gain on sale of assets was $3.2 million for the fourth quarter and year ended December 31, 2010. Effective October 26, 2010, the Company licensed the intellectual property relating to its stationary power products, GenCore® and GenSys®, to IdaTech plc on a non-exclusive basis.  As part of the transaction, Plug Power also sold inventory, equipment and certain other assets related to its stationary power business.  Total consideration for the licensing and assets was net against costs incurred to close the deal.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter and year ended December 31, 2010 was $1.3 million and $40.8 million, respectively. On December 31, 2010, Plug Power had cash, cash equivalents and available-for-sale securities of $21.4 million and net working capital of $23.7 million. This compares to $62.5 million and $60.0 million, respectively, at December 31, 2009.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to the full year 2010 milestones previously announced.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including BMW, Wegmans, Whole Foods, and FedEx Freight.  With more than 1,000 units in the field and over 2 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Visit us at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues and product orders and shipments for 2011. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including, but not limited to: the risk that we continue to incur losses and might never achieve or maintain profitability, the risk that the additional capital we expect we will need to raise to fund our operations beyond the first quarter of 2012 may not be available; our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that our continued failure to comply with NASDAQ's listing standards may severely limit our ability to raise additional capital; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for our GenDrive systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies;   our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011, and the reports we file from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 10,955	$ 14,581
Trading securities - auction rate debt securities	--	53,397
Available-for-sale securities	10,403	47,960
Accounts receivable	4,196	2,005
Inventory	10,539	6,361
Assets held for sale	1,000	--
Auction rate debt securities repurchase agreement	--	5,978
Prepaid expenses and other current assets	1,585	3,217

Total current assets	38,678	133,499

Restricted cash	525	2,265
Property, plant and equipment, net	9,839	14,343
Investment in leased property	263	2,256
Intangible assets, net	9,872	11,822

Total assets	$ 59,177	$ 164,185

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3,560	$ 2,877
Accrued expenses	4,336	5,848
Product warranty reserve	863	--
Borrowings under line of credit	--	59,375
Current portion long term debt	10	414
Deferred revenue	4,350	4,597
Other current liabilities	1,901	379

Total current liabilities	15,020	73,490

Long term debt	--	1,150
Other liabilities	1,244	1,276

Total liabilities	16,264	75,916

Stockholders' equity	42,913	88,269

Total liabilities and stockholders' equity	$ 59,177	$ 164,185

Statements of Operations (Dollars in thousands):	Three months ended December 31,		Twelve months ended December 31,
(unaudited)
	2010	2009	2010	2009
Revenue
Product and service revenue	$ 5,454	$ 1,221	$ 15,739	$ 4,833
Research and development contract revenue	655	2,687	3,598	7,460
Licensed technology revenue	136	--	136	--
Total revenue	6,245	3,908	19,473	12,293

Cost of revenue and expenses
Cost of product and service revenue	7,936	3,680	23,111	7,247
Cost of research and development contract revenue	1,080	4,671	6,371	12,434
Research and development expense	947	3,515	12,901	16,324
Selling, general and administrative expense	7,744	3,760	25,573	15,427
Gain on sale of assets	(3,218)	--	(3,218)	--
Amortization of intangible assets	572	557	2,264	2,132

Operating loss	(8,816)	(12,275)	(47,529)	(41,271)

Interest and other income	304	371	1,057	1,689
Change in fair value of auction rate securities repurchase agreement	--	(113)	(5,978)	(4,247)
Net trading gain	--	113	5,978	4,247
Interest and other expense and foreign currency gain (loss)	(81)	(227)	(487)	(1,127)

Net loss	$ (8,593)	$ (12,131)	$ (46,959)	$ (40,709)

Loss per share: Basic and diluted	$ (0.07)	$ (0.09)	$ (0.36)	$ (0.32)

Weighted average number of common shares outstanding	131,805,069	129,555,050	131,231,619	129,110,661

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS
	Three months ended December 31,		Twelve months ended December 31,

	2010	2009	2010	2009

Operating loss, as reported	$ (8,816)	$ (12,275)	$ (47,529)	$ (41,271)

Stock based compensation	(160)	148	1,175	1,929
Depreciation and amortization	3,198	1,408	7,233	5,767

EBITDAS	$ (5,778)	$ (10,719)	$ (39,121)	$ (33,575)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage
	Three months ended December 31,		Twelve months ended December 31,

	2010	2009	2010	2009

Total revenues, as reported	$ 6,245	$ 3,908	$ 19,473	$ 12,293

Licensed technology revenue	(136)	--	(136)	--
Deferred revenue recognized from previous reporting periods	(461)	(440)	(2,665)	(3,000)
Current invoiceable value of shipments, recorded to deferred revenue	1,183	1,823	2,418	2,171

Total revenues, as adjusted	$ 6,831	$ 5,291	$ 19,090	$ 11,464

Total cost of product and service revenue and cost of research and development revenue	$ 9,016	$ 8,351	$ 29,482	$ 19,681

Gross margin percentage	(44.4%)	(113.7%)	(51.4%)	(60.1%)

Adjusted gross margin percentage	(32.0%)	(57.8%)	(54.4%)	(71.7%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$ (46,959)	$ (40,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,969	3,635
Amortization of intangible asset	2,264	2,132
Loss on disposal of property, plant and equipment	87	504
Stock-based compensation	1,175	1,929
Provision for bad debts	10	93
Loss on sale of leased assets	290	--
Net unrealized gains on trading securities	(5,978)	(4,247)
Change in fair value of auction rate debt securities repurchase agreement	5,978	4,247
Gain (loss) on repayable government assistance	--	(324)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,193)	65
Inventory	(4,410)	(96)
Prepaid expenses and other current assets	1,624	(684)
Accounts payable and accrued expenses	2,619	(3,944)
Deferred revenue	(247)	(829)
Net cash used in operating activities	(40,771)	(38,228)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,100)	(533)
Investment in leased property	(2,233)	(2,462)
Proceeds from the sale of leased assets	3,221	--
Restricted cash	1,740	(2,265)
Proceeds from disposal of property, plant and equipment	122	223
Proceeds from trading securities	59,375	3,500
Proceeds from maturities and sales of available-for-sale securities	79,754	137,556
Purchases of available-for-sale securities	(42,312)	(161,803)
Net cash provided by (used in) investing activities	98,567	(25,784)

Cash Flows From Financing Activities:
Purchase of treasury stock	(441)	(534)
Proceeds from stock option exercises and employee stock purchase plan	--	76
Repayment from borrowings under line of credit	(59,375)	(3,500)
Repayment of government assistance		--
Proceeds from long term debt	--	1,793
Principal payments on long-term debt and borrowings under line of credit	(1,561)	(230)
Net cash used in financing activities	(61,377)	(2,395)

Effect of exchange rate changes on cash	(45)	143
Decrease in cash and cash equivalents	(3,626)	(66,264)
Cash and cash equivalents, beginning of period	14,581	80,845

Cash and cash equivalents, end of period	$ 10,955	$ 14,581
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360
         media@plugpower.com

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448
         investors@plugpower.com